                       Ratio of Earnings to Fixed Charges
                                                                      Exhibit 12

                         STYLING TECHNOLOGY CORPORATION
                       RATIO OF EARNINGS TO FIXED CHARGES
                                 (000 omitted)

                                                                                    Three Months Ended
                                              November 27,         Year Ended            March 31,
                                              1996 to             December 31,      ------------------
                                           December 31, 1996         1997             1997      1998
                                           -----------------      ------------       -------   --------
Income (Loss) Before Income Taxes........      (151)                    7,304        1,787      2,524
Fixed Charges:
  Actual Interest Expense and
  amortization of debt issuance costs....         --                    1,847           60       1,264

         Total Fixed Charges.............         --                    1,847           60       1,264

Net Income (Loss) As Adjusted............  $   (151)              $     9,151       $ 1,847   $  3,788

Ratio....................................        N/A                     5.0x         30.1x       3.0x
                                               -------                 -------        -------   -------
